UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 6, 2013
Date of Report (Date of earliest event reported)

Rango Energy Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53253	20-8387017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 S. Zang Blvd., Suite 812 Dallas, TX	75208
(Address of principal executive offices)	(Zip Code)

(888) 224-6039
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01        Entry into a Material Definitive Agreement.

On August 6, 2013, the Board of Directors of Rango Energy Inc. (the "Company" or "Rango") ratified the Company's entry into a Financial Participation Agreement (the "Agreement") with Capistrano Capital, LLC ("Capistrano") with an effective date of May 31, 2013.

Pursuant to the Agreement, Capistrano has agreed to finance the drilling and completion of the KMD 17-18 Well on Rango's interests in the San Joaquin Basin at the Kettleman Middle Dome and the Kettleman Dome Extension Program projects (collectively herein referred to as "KMD"), in an amount up to US$6.5 million, as a financial participant with Rango. Rango has an interest in KMD through its Drilling Participation Agreement with Hangtown Energy, Inc. ("HEI").

Capistrano Payment Obligations

Pursuant to the Agreement, Capistrano will adhere to the following cost payment obligations for the KMD 17-18 Well:

  Capistrano shall tender payment to the account of HEI for the KMD 17-18 Well as follows:

(i)       $580,000 on or before May 31, 2013 (paid);

(ii)      $580,000 on or before June 7, 2013 (paid); and,

(iii)     payments in amounts invoiced by HEI, to be tendered by Capistrano to the account of HEI within five (5) business days of receipt of such invoices until the total well cost has been paid or a cumulative US$6.5 million has been tendered (approximately $3.2 million paid as of August 6, 2013).

  Capistrano understands and agrees that it shall provide funding to cover up to US$6.5 million of the cost to complete the KMD 17-18 Well.

With respect to the payments made by Capistrano for the KMD 17-18 Well described above, Capistrano will be considered in default of the Agreement if it fails to make the payments to the account of HEI within twenty-four (24) hours of the specified time due date noted above in (i) and (ii); or in the case for subsequent payments, as noted in (iii) above, twenty-four (24) hours after the five (5) day calendar due date from when an HEI invoice is presented to Capistrano. Should Capistrano fail to cure any such default within three (3) calendar days of notice of such breach from Rango, Capistrano shall limit its Financial Participation Payout (as described below) to the cumulative payments tendered to the account of HEI and forfeit all rights to the net revenue interest described below, unless expressly waived by Rango.

Financial Participation Payout and Net Revenue Interest

When cumulative payments tendered by Capistrano for the KMD 17-18 Well equal US$6.5 million or equal the cumulative expenditures to complete the KMD 17-18 Well if less than US$6.5 million, financial participation payout ("Financial Participation Payout") will have been achieved by Capistrano for the KMD 17-18 Well. Capistrano's Financial Participation Payout on the KMD 17-18 Well will be calculated as follows:

  Capistrano shall earn 135% of the total payments tendered by Capistrano to the account of HEI for the completion of the KMD 17-18 Well. The Financial Participation Payout schedule will be as follows:

(i)       One third (1/3) of the Financial Participation Payout due on the one (1) year anniversary of the completion of the KMD 17-18 Well, or sooner at the discretion of Rango.

(ii)      One third (1/3) of the Financial Participation Payout due on the two (2) year anniversary of the completion of the KMD 17-18 Well, or sooner at the discretion of Rango.

(iii)     One third (1/3) of the Financial Participation Payout due on the three (3) year anniversary of the completion of the KMD 17-18 Well, or sooner at the discretion of Rango.

  In addition, Capistrano shall earn a 1% net revenue interest, based on Rango's interest as per Rango's Drilling Participation Agreement with HEI, from the production of the KMD 17-18 Well for the lesser of a period of 10 years or the life of the well.

Plugging and Abandonment of the KMD 17-18 Well

In the event that prior to the completion of the KMD 17-18 Well, Rango encounters problems that, in Rango's discretion, make it unreasonable to continue drilling and/or completion operations for such the KMD 17-18 Well, then Rango shall either:

  Plug and abandon such well and commence operations in the same project area for a replacement well within 90 calendar days of such plugging; or

  Plug and abandon such initial well and not commence a replacement well.

In the event that Rango elects the first option above, Capistrano shall have an election to participate in the replacement well which must be sent by Capistrano and received by Rango within seventy-two (72) hours of Capistrano's receipt of Rango's written proposal to drill the replacement well; provided however, that in the event that Capistrano does not elect to participate in the replacement well, Capistrano shall forfeit all rights to any Financial Participation Payout.

In the event that Capistrano elects to participate in the replacement Well, the replacement Well shall be considered to be a continuation of the abandoned KMD 17-18 Well and Capistrano's interest in all of the costs and expenses incurred to attempt to drill and/or complete the KMD 17-18 Well, together with all of the costs incurred to plug and abandon the KMD 17-18 Well and all of the costs and expenses incurred to drill and complete the replacement Well shall be considered Capistrano payments tendered for the applicable Well for purposes of the Financial Participation Payout calculation for the Well outlined above.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01        Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Not applicable.

(b) Pro forma Financial Information

Not applicable.

(c) Shell Company Transaction

Not applicable.

(d) Exhibits
Exhibit No.	Description
10.1	Financial Participation Agreement between Rango Energy Inc. and Capistrano Capital, LLC, dated August 6, 2013, with an effective date of May 31, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
RANGO ENERGY INC.
DATE: August 6, 2013	/s/ Harpreet Sangha Harpreet Sangha President, CEO, Secretary and Chairman of Board of Directors

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